Exhibit 10.23

EXECUTION COPY

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of December 4, 2019, by and between J.Jill, Inc. (the “Company”), and Linda Heasley (“Executive” and, together with the Company, the “Parties”).

R E C I T A L S

WHEREAS, the Parties desire to enter into a written separation agreement to reflect the terms upon which, effective as of the Separation Date (as defined below), Executive shall cease to serve as Chief Executive Officer of the Company and shall otherwise terminate her employment with the Company; and

WHEREAS, the Company previously entered into that certain Employment Agreement, dated as of March 13, 2018 (the “Employment Agreement”), and capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance of each, the Parties agree as follows:

AGREEMENTS

1.Separation Date; Public Statements.  The Parties agree that Executive shall terminate employment as Chief Executive Officer of the Company, effective as of December 4, 2019 (the “Separation Date”) and that, as of such date, Executive shall be deemed to have resigned from all offices and directorships she then holds at the Company and its direct and indirect subsidiaries (collectively, the “J.Jill Company”).  If requested by the Company, Executive shall deliver written instruments of resignation evidencing such resignations. The Company and the Executive will not make public statements inconsistent with the treatment of the termination of Executive’s employment having resulted from Executive’s resignation following loyal professional service to the Company.

2.Effective Date.  Executive shall have until twenty-one (21) days from the date hereof to consider whether to execute this Agreement (the date on which Executive executes this Agreement, the “Release Date”). Executive may execute this Agreement at any time within the twenty-one (21) day period following the date hereof.  If Executive executes this Agreement, Executive shall have seven days following the Release Date to revoke this Agreement.  If Executive does not revoke this Agreement during the seven days following the Release Date, then this Agreement shall become effective on the eighth day following the Release Date (such eighth day, the “Effective Date”)

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3.Separation Benefits.

(a)The Company acknowledges and agrees that Executive shall receive the payments to which she is entitled upon a termination of employment by the Company without Cause and, subject to her execution of a release, that Executive shall be entitled to the payments and benefits set forth in paragraphs 6(f) and 6(g) of the Employment Agreement (described below), which payments and benefits shall be paid in accordance with the terms, and subject to the conditions, of the Employment Agreement and the terms and conditions applicable to any equity or equity-based awards with respect to common stock of the Company.

(b)For purposes of clarity, for so long as Executive fully complies with her obligations under paragraphs 7 through 11 of the Employment Agreement and if Executive executes (and does not revoke) the Release attached hereto as Exhibit A, such that by its terms it becomes irrevocable within sixty (60) days after the Separation Date, then Executive shall be entitled the following in accordance with paragraph 6(g) of the Employment Agreement:

(i)Executive shall be paid an amount of $900,000, which represents one (1) times Executive’s current annual Base Salary, paid in substantially equal installments on regularly scheduled payroll dates for the twelve (12)-month period that begins on the first regular payroll date that is sixty (60) days after the Separation Date; provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment;

(ii)The restricted stock units with respect to 208,760 shares of the Company’s common stock, that would have otherwise vested on April 16, 2020, pursuant to the Restricted Stock Unit Award Agreement, dated as of April 16, 2018 will not be forfeited on the Separation Date, but shall become vested on the Effective Date, subject to the effectiveness of this Agreement and the Release.

(iii)During the twelve (12)-month period immediately after the Separation Date, or, if earlier, until coverage is obtained by Executive from another employer, (which coverage Executive shall promptly disclose to the Company), to the extent permitted by applicable law, Executive shall also receive continuation of the medical and dental coverage to which Executive was entitled immediately prior to her termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under the group health plan in which she participated during her employment with the Company will run concurrently with the continuation of coverage provided herein, and, provided, further, that any Company-paid premiums shall be reported as taxable income to Executive.

(c)Executive shall be entitled to receive her Base Salary and all benefits and reimbursements due through the Separation Date, payable in accordance with the Company’s standard payroll procedures.

(d)Executive shall have the right to exercise any of Executive’s vested options to acquire shares of common stock of the Company for a ninety (90)-day period following the Separation Date.

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(e)Executive hereby acknowledges that, except as otherwise specifically provided in this Agreement, Executive will not be entitled to any cash or non-cash consideration or other benefits of any kind from any J.Jill Company, including any payments or benefits to which Executive may have been entitled to under any Company equity plan and related award agreements or any other agreement with any J.Jill Company.

(f)Effective on the Separation Date, the proviso of Section 7(b) of the Employment Agreement shall be amended to add to the end thereof the following:

“or from acting as an advisor, officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), of any business having revenues from the sale of women’s apparel, or the receipt of licensing revenues with respect to such sales by third parties, of less than $15,000,000 in each of the two most recent calendar years.”

4.Attorney’s Fees. The Company shall also pay directly to Executive’s counsel legal fees incurred in connection with the review of this Agreement, including the exhibits hereto, not to exceed $15,000.

5.Benefits and Perquisites. Subject to your execution and the non-revocation of the Release, the Company shall reimburse Executive for expenses reasonably incurred in connection with one annual physical at the Mayo Clinic and up to $25,000.00 of professional fees incurred in connection with income tax planning and return preparation for 2019.

6.Office Furniture.  Subject to your execution and the non-revocation of the Release, the Company hereby agrees that the Company will ship Executive the office furniture she purchased to an address specified by her at her direction, at the Company’s sole expense, as soon as practicable following the Effective Date.

7.Further Cooperation.  Executive hereby agrees that following the Separation Date, Executive shall make herself reasonably available as may be reasonably requested by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) from time to time, to cooperate with matters that pertain to Executive’s past employment with the Company and its predecessors, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making herself reasonably available to the Company for other related purposes.  The Company shall reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation and shall take such steps as are reasonably necessary to avoid conflicts with Executives other employment or activities.

8.Miscellaneous.

(a)Confidentiality; Trade Secrets.  Notwithstanding anything to the contrary herein, nothing in this Agreement or the Employment Agreement will prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the ‘34 Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or require modification or prior approval by the

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Company or any other J.Jill Company of any such reporting.  Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive also understands that if she files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Trade Secret to her attorney and use the Trade Secret information in the court proceeding, if Executive (i) files any document containing the Trade Secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

(b)Employment and Equity Agreements.  Except as expressly modified herein, the terms of the Employment Agreement and any agreements regarding equity or equity-based awards shall continue in effect pursuant to the terms set forth therein, including, without limitation, Executive’s continued obligations to abide by the terms of the restrictive covenants contained in the Employment Agreement.

(c)Complete Agreement; Waiver; Amendment.  This Agreement shall be binding on the Parties as of the Effective Date.  Except as otherwise provided in this Agreement, as of the Effective Date, Executive has no oral representations, understandings, or agreements with any of the J.Jill Companies or any of its officers, directors, or representatives covering the same subject matter as this Agreement.  As of the Effective Date, this Agreement (including documents referred to herein) are the final, complete, and exclusive statement of expression of the agreement among the Parties with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Agreement may not be later modified except by a further writing signed by (i) a duly authorized officer of the Company (other than Executive) and (ii) Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

(d)Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The paragraph and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

(e)Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(f)Other.  Sections 6(l), 13, 15, 18, 19 and 20 of the Employment Agreement are incorporated herein by reference and will apply mutatis mutandis as set forth therein to this Agreement.

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(g)409A.  The Parties agree that this Agreement is intended to be administered in accordance with Section 409A of the Internal Revenue Code of 1986 (together with Treasury Regulations and related written guidance from the Internal Revenue Service, “Section 409A”).  It is the intention of the Parties that the compensation and benefits under Sections 3, 5 and 6 of this Agreement be excluded from Section 409A as short term deferrals or payments under the separation pay exemption.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A, and to the extent required, be subject to any applicable six (6) month delay for “specified employees”.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The Parties agree that this Agreement may be amended, as reasonably requested by either Party, as may be necessary to fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either Party.  Notwithstanding the foregoing, nothing contained herein constitutes tax advice or provides any form of tax indemnity.

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IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be duly executed as of the date first written above.

J.JILL, INC.
By:
Name:
Title:
LINDA HEASLEY

[Signature Page to Separation Agreement]

Exhibit A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to the Board of Directors of J.Jill, Inc. (the “Company”), having an address at 4 Batterymarch Park Quincy, Massachusetts 02169, as of December 4, 2019, by Linda Heasley (“Executive”).  Executive agrees as follows:

The employment relationship between Executive and the Company and its subsidiaries and affiliates (collectively, the “Company”) terminated on December 4, 2019 (the “Termination Date”) pursuant to Section 6(c), as applicable, of the Employment Agreement by and between the Company and Executive, dated March 13, 2018 (the “Employment Agreement”).  Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Employment Agreement.

In consideration of the payments, rights and benefits provided for in Sections 3, 5 and 6 of the Separation Agreement by and between the Company and Executive, dated December 4, 2019 and Section 6(g) of the Employment Agreement (“Separation Terms”) that are conditioned upon the effectiveness of this Release, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of herself and her agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Executive Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, that may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974 (excluding COBRA); the Fair Labor Standards Act; the Equal Pay Act; the Fair Credit Reporting Act; the federal Worker Adjustment and Retraining Notification Act (“WARN Act”); the Family & Medical Leave Act; the Sarbanes-Oxley Act of 2002; the federal False Claims Act; the Massachusetts Fair Employment Practice Act; the Massachusetts Wage Act; the Massachusetts Equal Pay Law; the Massachusetts Age Discrimination Law; the Massachusetts Right-To-Know Law; the Massachusetts Family Leave Law; the Massachusetts Juror Protection Law; the Massachusetts School Leave Law; the Massachusetts Polygraph Law; the Massachusetts WARN Act; the New Hampshire Equal Pay Act; the New Hampshire Whistleblower Protection Act; the New Hampshire Law Against Discrimination; the New Hampshire Worker’s Right to Know Act; the New Hampshire Juror Protection Law; the New Hampshire Military Discrimination Law; the New Hampshire Indoor Smoking Act; the New Hampshire WARN Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment.  This includes a release by Executive of any

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and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise.  For purposes hereof, “Company Released Parties” shall mean each J.Jill Company and any of their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of any J.Jill Company employee benefit plans (but with respect to any agent, insurer, attorney, administrator or any individual only in its or his or her official capacity with the J.Jill Companies and not in any individual capacity unrelated to the business of the J.Jill Companies).

Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary.  Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled.  Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has twenty-one (21) days within which to consider this Release and such additional time provided in the Employment Agreement, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of seven (7) days following the execution of this Release in duplicate originals, Executive may revoke this Release in a writing delivered to the General Counsel of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

Executive and the Company agree that this Release does not apply to: (i) any rights or claims that may arise after the date of execution by Executive of this Release; (ii) any claims for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); or (iii) claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee.

This Release does not release the Company Released Parties from (i) any obligations due to Executive under the Separation Terms, (ii) any rights Executive has to exculpation, indemnification or advancement by the Company or any of the J. Jill Companies or to directors and officers liability insurance coverage, including any such rights set forth in separate indemnification agreements between the Executive and Company all of which shall continue in full force and effect, (iii) any vested rights Executive has under any J.Jill Company employee benefit plans as a result of Executive’s service with the Company, in accordance with the terms of such plans, or (iv) any fully vested rights of Executive as an equityholder of the Company.

Nothing in this Release restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the

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Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, Executive is waiving her right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Release.  This Release does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Executive does not need to notify the Company that Executive has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Executive represents and warrants that she has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

This Release is not an admission by the Company Released Parties or Executive Releasing Parties of any wrongdoing, liability or violation of law.

Executive waives any right to reinstatement or future employment with any J.Jill Company following Executive’s separation from the Company on the Termination Date.

Executive shall continue to be bound by the restrictive covenants contained in Sections 7-11 of the Employment Agreement.

This Release shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily.  Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement or the Separation Agreement, dated as of December 4, 2019, by and between the Company and Executive.

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Executive has executed this Release as of the day and year first written above.

EXECUTIVE

Linda Heasley

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